EXHIBIT 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 prepared by PetroQuest Energy, Inc. (the “Company”) of information contained in our reports relating to certain estimated quantities of the Company’s proved reserves, future production and income, effective December 31, 2012, and we hereby consent to all references to such report and/or to this firm in such Registration Statement, and further consent to our being named as an expert in each such Registration Statement and in each Prospectus or Prospectus Supplement to which any such Registration Statement relates.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ryder Scott Company, L.P. nor any of its employees had, or now has, a substantial interest in PetroQuest Energy, Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

/S/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

August 15, 2013

SUITE 600, 1015 4TH STREET, S.W. CALGARY, ALBERTA T2R 1J4 621 17TH STREET, SUITE 1550 DENVER, COLORADO 80293-1501	TEL (403) 262-2799 TEL (303) 623-9147	FAX (403) 262-2790 FAX (303) 623-4258